EXECUTIVE EMPLOYMENT AGREEMENT

THIS AGREEMENT made as of the 9th day of March 2006.

BETWEEN:

KMA Global Solutions International Inc.
a corporation incorporated under the laws of Nevada
(hereinafter referred to as the "KMA")

OF THE FIRST PART,

- and –

Jeff Reid

in the Province of Ontario
(hereinafter referred to as the "Executive"),

OF THE SECOND PART.

WHEREAS the Corporation wishes to retain the services of the Executive to provide the services hereinafter described during the term hereinafter set out;

AND WHEREAS the Executive agrees to be a productive employee of the Corporation for a period of at least 3 years;

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration, the parties agree as follows:

1. EMPLOYMENT

The Corporation shall employ the Executive, unless such employment shall be terminated earlier as hereinafter provided. Subject to the terms and conditions of this Agreement and applicable law, the Corporation hereby employs the Executive, and the employee agrees to serve as Chief Executive Officer of the Corporation. In such capacity, the Executive agrees to perform or fulfil such duties and responsibilities as the Board of Directors of the Corporation may designate and perform such duties and exercise such powers commensurate with the position.

This agreement is effective March 9, 2006.

2. DUTIES

The Executive shall serve the Corporation and any associates or affiliates of the Corporation in such capacity or capacities and shall perform such duties and exercise such powers pertaining to the management and operation of the Corporation and any associates or affiliates of the Corporation as

may be determined from time to time by the board of directors of the Corporation consistent with the office of the Executive.

Without limitation of the foregoing, the Executive shall occupy the office of Chief Executive Officer of the Corporation. The Executive shall:

(a) devote his full time and attention and his best efforts during normal business hours to the business and affairs of the Corporation;

(b) perform those duties that may reasonably be assigned to the Executive diligently and faithfully to the best of the Executive's abilities and in the best interests of the Corporation; and

(c) use his best efforts to promote the interests and goodwill of the Corporation.

The nature of the Executive's duties hereunder may also require reasonable amounts of domestic and international travel. It is understood, however, that the Executive will not be required to relocate without his consent.

3. REPORTING PROCEDURES

The Executive shall report to the Board of Directors. The Executive shall report fully on the management, operations and business affairs of the Corporation and advise to the best of his ability and in accordance with reasonable business standards on business matters that may arise from time to time during the term of this agreement.

4. REMUNERATION

The annual base salary payable to the Executive for his services hereunder for the first year of the term of this agreement shall be $200,000 exclusive of bonuses, benefits and other compensation. The annual base salary payable to the Executive for his services hereunder for each successive year of the term of this agreement, exclusive of bonuses, benefits and other compensation, shall increase based on the performance of the Executive and the Corporation in the preceding fiscal year of the Corporation. The Board of Directors shall review base salary annually of the Executive annually.

The annual base salary payable to the Executive pursuant to the provisions of this Section 4 shall be payable in bi-weekly installments in arrears each month or in such other manner as may be mutually agreed upon.

5. PROFIT SHARING PLAN

In addition to the Executive's annual base salary, the Executive will receive compensation for the profitable business that the business unit directly generates. The Executive shall be entitled annually to a bonus based on the Corporation meeting certain specified sales targets. The bonus shall be paid at the sole discretion of the Board of Directors of the Corporation. Bonus shall be paid according to the following sales targets:

Revenue	Bonus
$25,000,000	$50,000
$40,000,000	$100,000
$65,000,000	$150,000

If this agreement is terminated for cause or as a result of the resignation of the Executive, the Executive shall receive a proportion of the bonus equal to the number of days of the last year of his employment divided 365. The Executive's bonus in his final year of employment shall be payable upon completion of the Corporation's annual audit.

6. STOCK OPTION PLAN

The Executive shall be entitled to participate in the KMA stock option plan. On July 1st of each year, options are granted for meeting defined performance targets on an annual basis. Performance-based plans for Executives, options vest and are exercisable 15 months after their issue date. Targets must be measurable to avoid subjective granting. If the Executive terminates employment, all options must be exercised within 30 days. Exceptions will be established for retirements. The philosophy of the plan will be to provide incentives for the Executive to achieve excellence in the four areas:

- Sales and profitability
- Customer satisfaction (i.e. quality of work, relationships);
- Shareholder satisfaction (i.e. financial performance - profit targets, business growth & share price);
- Internal business process (i.e. safety, control of operating costs, relationships with affiliates, etc.); and,
- Learning and growth (i.e. employee growth, our ability to improve and adapt to the emerging challenges).

The Executive is entitled to earn up to 100,000 options annually.

7. BENEFITS

During the term of this agreement, the Executive shall be entitled to participate in the benefits program offered by the Corporation to members of its senior management.

8. NO FURTHER SALARY OR BONUS ADJUSTMENTS

Other than as herein provided in Section 4, there shall be no cost-of-living increase or merit increase in the annual base salary or the Executive bonus unless agreed to in writing by the President and Board of Directors of the Corporation.

9. VACATION

The Executive shall be entitled to four weeks' paid vacation. Vacation shall be taken at times that will account for staffing requirements of the Corporation and the need for timely performance of the Executive's responsibilities.

10. AUTOMOBILE

The Corporation shall provide the Executive with all reasonable operating costs of a vehicle, including leasing costs, insurance, maintenance, gas and oil, properly incurred or to be incurred in connection with the Executive carrying out his duties hereunder. The Executive shall supply the Corporation with such documentation in support of his claims as the Corporation may reasonably require.

11. LIFE INSURANCE

It is agreed that the Corporation shall provide the Executive with life insurance having coverage of not less than Two Million Dollars ($2,000,000), on the Executive's life, at the Corporation's sole expense and with the beneficiary or beneficiaries determined at the sole discretion of the Executive. The Corporation shall: (a) cooperate fully in obtaining such life insurance; and (b) sign any necessary consents, applications and other related forms or documents.

12. EXPENSES

The Executive shall be reimbursed for all reasonable travel and other out-of-pocket expenses actually and properly incurred by the Executive from time to time in connection with carrying out his duties hereunder. For all such expenses the Executive shall furnish to the Corporation originals of all invoices or statements in respect of which the Executive seeks reimbursement.

13. TERMINATION

(a) For Cause

The Corporation may terminate the employment of the Executive without notice or any payment in lieu of notice for cause, which without limiting the generality of the foregoing, shall include:

(i) if there is a repeated and demonstrated failure on the part of the Executive to perform the material duties of the Executive's position in a competent manner and where the Executive fails to substantially remedy the failure within a reasonable period of time after receiving written notice of such failure from the Corporation;

(ii) if the Executive is convicted of a criminal offence involving fraud or dishonesty;

(iii) if the Executive or any member of his family makes any personal profit arising out of or in connection with a transaction to which the Corporation is a party or with which it is associated without making disclosure to and obtaining the prior written consent of the Corporation;

(iv) if the Executive fails to honor his fiduciary duties to the Corporation, including the duty to act in the best interests of the Corporation; or

(v) if the Executive disobeys reasonable instructions given in the course of employment by the Board of Directors of the Corporation that are not inconsistent with the Executive's management position and not remedied by the Executive within a reasonable period of time after receiving written notice of such disobedience.

(b) For Disability/Death

The Corporation may immediately terminate this agreement by notice to the Executive if the Executive becomes subject to a disability. As used herein, "disability" shall mean that the Executive shall fail or be unable to perform his duties hereunder as the result of any physical or mental disability, with reasonable accommodation as required by law, for a period of 60 days whether or not consecutive in any 180 day period. The parties agree that the Corporation shall have the option to declare that this Agreement shall have been frustrated and the Corporation may at its option terminate this Agreement upon not less than fifteen (15) calendar days' notice.

This agreement shall terminate without notice upon the death of the Executive.

14. SEVERANCE PAYMENTS

Upon termination of the Executive's employment by the Employer for any reason, the Executive shall be entitled to receive severance equal to not less than two years salary The Corporation shall not be obligated to pay any other amounts under this agreement after the date of such termination.

15. CONFIDENTIALITY

The Executive acknowledges and agrees that:

(a) in the course of performing his duties and responsibilities as an Executive of the Corporation, he has had and will continue in the future to have access to and has been and will be entrusted with detailed confidential information and trade secrets (printed or otherwise) concerning past, present, future and contemplated products, services, operations and marketing techniques and procedures of the Corporation and its subsidiaries, including, without limitation, information relating to addresses, preferences, needs and requirements of past, present and prospective clients, customers, suppliers and Executives of the Corporation and its subsidiaries (collectively, "Trade Secrets"), the disclosure of any of which to competitors of the Corporation or to the general public, or the use of same by the Executive or any competitor of the Corporation or any of its subsidiaries, would be highly detrimental to the interests of the Corporation;

(b) in the course of performing his duties and responsibilities for the Corporation, the Executive has been and will continue in the future to be a representative of the Corporation to its customers, clients and suppliers and as such has had and will continue in the future to have significant responsibility for maintaining and enhancing the

goodwill of the Corporation with such customers, clients and suppliers and would not have, except by virtue of his employment with the Corporation, developed a close and direct relationship with the customers, clients and suppliers of the Corporation;

(c) the Executive, as an officer of the Corporation, owes fiduciary duties to the Corporation, including the duty to act in the best interests of the Corporation; and

(d) the right to maintain the confidentiality of the Trade Secrets, the right to preserve the goodwill of the Corporation and the right to the benefit of any relationships that have developed between the Executive and the customers, clients and suppliers of the Corporation by virtue of the Executive's employment with the Corporation constitute proprietary rights of the Corporation, which the Corporation is entitled to protect.

In acknowledgement of the matters described above and in consideration of the payments to be received by the Executive pursuant to this agreement, the Executive hereby agrees that he will not, during the period commencing on the date hereof and ending three years following the termination of the term of this agreement, directly or indirectly disclose to any person or in any way make use of (other than for the benefit of the Corporation), in any manner, any of the Trade Secrets, provided that such Trade Secrets shall be deemed not to include information that is or becomes generally available to the public other than as a result of disclosure by the Executive.

16. NON-SOLICITATION

The Executive hereby agrees that he will not, during the period commencing on the date hereof and ending one years following the termination of the term of this agreement, be a party to or abet any solicitation of customers, clients or suppliers of the Corporation or any of its associates or affiliates (as those terms are defined in the Canada Business Corporations Act) to transfer business from the Corporation or any of its associates or affiliates to any other person, or seek in any way to persuade or entice any Executive of the Corporation or any of its associates or affiliates to leave that employment or to be a party to or abet any such action.

17. NON-COMPETITION

The Executive covenants and agrees that he will not, either during the term of this agreement and his employment, or at any time within a period of one year following the date of termination of his employment for (i) for cause; (ii) by the voluntary termination of employment of the Executive (resignation); (iii) as a result of disability, without the prior written consent of the Board of Directors of the Corporation, whether individually or in partnership or jointly or in conjunction with any person or persons, firms, partnership, corporation, or other legal entity, whether as principal, agent, shareholder or in any other capacity whatsoever, carry on, be engaged in, employed by, or have any interest in any business with the same customers and clients to the business now or at any time during the employment of the Executive hereunder as carried on by the Corporation or any of its associates or affiliates (a "Competitive Business"). This will not prohibit, however, the Executive from acquiring or holding not more than 5% of any class of equity securities of any publicly traded corporation engaged in a Competitive Business.

(a) The geographical area in which the Executive is prohibited from competing is that the entire world; the parties having jointly agreed that this area is acceptable. However, should a court determine that the entire world is an area wider than that reasonably required to afford adequate protection for the Corporation, then the parties agree that the appropriate geographical area shall be the largest area in the following list which such a court shall determine to be reasonably required: the continents of North America, South America, Europe and Asia; the continents of North America, Europe and Asia; the continents of North America and Europe, the Continent of North America; each and ever country in which the Corporation sells its products and services; the United States and Canada; those jurisdictions in the United States and Canada in which the Corporation sells its products.

(b) The parties agree that the Corporation has a proprietary interest in the preservation of its customers, which may be threatened by competition from the Employee unless proscribed by the terms of this section.

(c) The Employee acknowledges, and the Corporation expressly relies upon such acknowledgement, that the nature of the Employee's employment is such that the terms of this Section are reasonably required for the protection of the Corporation's business, and further that the operation of this Section does not, and will not, unduly limit or restrain the Employee in his future employment prospects.

18. DISCLOSURE

During the employment period, the Executive shall promptly disclose to the Board of Directors full information concerning any interest, direct or indirect, of the Executive (as owner, shareholder, partner, lender or other investor, director, officer, Executive, consultant or otherwise) or any member of his family in any business that is reasonably known to the Executive to purchase or otherwise obtain services or products from, or to sell or otherwise provide services or products to the Corporation or to any of its suppliers or customers.

19. RETURN OF MATERIALS

All files, forms, brochures, books, materials, written correspondence, memoranda, documents, manuals, computer disks, software products and lists (including lists of customers, suppliers, products and prices) pertaining to the business of the Corporation or any of its associates or affiliates (as those terms are defined in the Canada Business Corporations Act) that may come into the possession or control of the Executive shall at all times remain the property of the Corporation or such associates or affiliates, as the case may be. On termination of the Executive's employment for any reason, the Executive agrees to immediately deliver to the Corporation all such property of the Corporation in the possession of the Executive or directly or indirectly under the control of the Executive. The Executive agrees not to make for his personal or business use or that of any other party, reproductions or copies of any such property or other property of the Corporation.

20. GOVERNING LAW

This agreement shall be governed by and construed in accordance with the laws of the State of Nevada.

21. SEVERABILITY

If any provision of this agreement, including the breadth or scope of such provision, shall be held by any court of competent jurisdiction to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the validity or enforceability of the remaining provisions, or part thereof, of this agreement and such remaining provisions, or part thereof, shall remain enforceable and binding.

22. LIFE INSURANCE TO THE BENEFIT OF THE CORPORATION

It is agreed that the Corporation or any of its associates or affiliates shall have the right to obtain life insurance over and above the life insurance provided for in section 11 hereof, on the Executive's life, at the Corporation's sole expense and with the Corporation or such associate or affiliate as the sole beneficiary thereof. The Executive shall: (a) cooperate fully in obtaining such life insurance; (b) sign any necessary consents, applications and other related forms or documents and (c) take any reasonably required medical examinations.

23. ENFORCEABILITY

The Executive hereby confirms and agrees that the covenants and restrictions pertaining to the Executive contained in this agreement, including, without limitation, those contained in sections 15, 16, 17, 18 and 19 hereof, are reasonable and valid and hereby further acknowledges and agrees that the Corporation would suffer irreparable injury in the event of any breach by the Executive of his obligations under any such covenant or restriction. Accordingly, the Executive hereby acknowledges and agrees that damages would be an inadequate remedy at law in connection with any such breach and that the Corporation shall therefore be entitled in lieu of any action for damages, temporary and permanent injunctive relief enjoining and restraining the Executive from any such breach.

24. MODIFICATION

This Agreement may not be orally canceled, changed, modified or amended, and no cancellation, change, modification or amendment shall be effective or binding, unless in writing and signed by the parties to this Agreement.

25. NO ASSIGNMENT

The Executive may not assign, pledge or encumber the Executive's interest in this agreement nor assign any of the rights or duties of the Executive under this agreement without the prior written consent of the Corporation.

26. SUCCESSORS

This agreement shall be binding on and enure to be benefit of the successors and assigns of the Corporation and the heirs, executors, personal legal representatives and permitted assigns of the Executive.

27. NOTICES

Any notice or other communication required or permitted to be given hereunder shall be in writing and either delivered by hand or mailed by prepaid registered mail. At any time other than during a general discontinuance of postal service due to strike, lock-out or otherwise, a notice so mailed shall be deemed to have been received three (3) business days after the postmarked date thereof or, if delivered by hand, shall be deemed to have been received at the time it is delivered. If there is a general discontinuance of postal service due to strike, lock-out or otherwise, a notice sent by prepaid registered mail shall be deemed to have been received three (3) business days after the resumption of postal service. Notices shall be addressed as follows:

a) If to the Corporation:
KMA Global Solutions International Inc.
5570A Kennedy Road
Mississauga, Ontario L4Z 2A8

Tel: 905-568-5220
Fax: 905-568-4446

b) If to the Executive:
Jeff Reid
5570A Kennedy Road
Mississauga, Ontario L4Z 2A8

Tel: 905-568-5220
Fax: 905-568-4446

28. COUNTERPARTS

This Agreement may be executed simultaneously in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same original.

29. COMPLETE AND ENTIRE AGREEMENT

This Agreement (including the documents and instruments referred to herein and the schedules and exhibits hereto) supersedes all prior representations, arrangements, negotiations, understandings and agreements between the parties, both written and oral, relating to the subject matter hereof and sets forth the entire complete and exclusive agreement and understanding between the parties hereto relating to the subject matter hereof; no party has relied on any representation, arrangement, understanding or agreement (whether written or oral) not expressly set out or referred to in this Agreement.

30. LEGAL ADVICE

The Executive hereby represents and warrants to the Corporation and acknowledges and agrees that he had the opportunity, at the Corporation's expense to seek and was not prevented nor discouraged by the Corporation from seeking independent legal advice prior to the execution and delivery of this agreement and that, in the event that he did not avail himself of that opportunity prior to signing this agreement, he did so voluntarily without any undue pressure and agrees that his failure to obtain independent legal advice shall not be used by him as a defence to the enforcement of his obligations under this agreement.

31. PROVISO

This Executive Employment Agreement shall only come into full force and of legal effect, provided that, Jeff Reid, legally terminate his relationship as evidenced by a letter of resignation executed to said corporation. In addition, Jeff Reid acknowledges that the Corporation did not recruit, that he approached the corporation regarding possible employment.

IN WITNESS WHEREOF this agreement has been executed by the parties hereto as of the date first above written.

SIGNED, SEALED & DELIVERED in the presence of:	)	KMA Global Solutions International Inc.
[signature]	)	[signature] Jeff Reid Director
Witness	)	[signature] Jeff Reid Executive Employee